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                                                                                           Exhibit 11.1

                                     COMPUTATION OF EARNINGS PER SHARE

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                                                             Three Months                   Nine Months
                                                         Ended September 30,           Ended September 30,
                                                      ------------------------      ------------------------
                                                         1998           1997           1998           1997
                                                      ---------      ---------      ---------      ---------
                                                           (Dollars in thousands except earnings per share)


DILUTED:

Average common shares outstanding                     5,224,495      3,852,280      5,166,479      3,470,030

Average common stock equivalents of
   warrants and options outstanding
   based on  the treasury stock method
   using market price                                   267,089        374,965        371,668        326,638
                                                      ---------      ---------      ---------      ---------

Weighted average diluted shares outstanding           5,491,584      4,227,245      5,538,147      3,796,668

Net income                                               $1,207           $838         $2,911         $2,139

Diluted earning per common share                          $0.22          $0.20          $0.53          $0.56

Basic earning per common share                            $0.23          $0.22          $0.56          $0.62



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